Exhibit 16.1

KPMG S.p.A.

Revisione e organizzazione contabile

Via Vittor Pisani, 25

20124 MILANO MI

Telefono +39 02 6763.1

Email it-fmauditaly@kpmg.it

PEC kpmgspa@pec.kpmg.it

Securities and Exchange Commission

Washington, D.C. 20549

December 2, 2019

Ladies and Gentlemen:

We were previously principal accountants for Kalerya S.p.A. and, under the date of July 31, 2019, we reported on the consolidated financial statements of Kaleyra S.p.A. as of and for the years ended December 31, 2018 and 2017. On December 2, 2019, we declined to stand for reelection. We have read Kaleyra Inc.’s statements included under Item 4.01 of its Form 8-K dated December 2, 2019, and we agree with such statements, except that we are not in a position to agree or disagree with Kaleyra Inc.’s statements that

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The Boards of Directors of Kaleyra S.p.A. and Kaleyra, Inc., and the audit committee of the Board of Directors of Kaleyra, Inc. did not take any action with respect to the status of KPMG S.p.A. as the audit committee of the Board of Directors had previously named BPM LLP as the independent registered accounting firm of Kaleyra, Inc., and such appointment had been ratified by the stockholders of such party; and

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BPM LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Kaleyra S.p.A..’s consolidated financial statements and neither a written report nor oral advice was provided to Kaleyra S.p.A. that BPM LLP concluded was an important factor considered by Kaleyra S.p.A. in reaching a decision as to any accounting, auditing or financial reporting issue, or any matter that was either the subject of a disagreement or a reportable event.

Very truly yours,

/s/ KPMG S.p.A.

KPMG S.p.A. è una società per azioni di diritto italiano e fa parte del network KPMG di entità indipendenti affiliate a KPMG International Cooperative (“KPMG International”), entità di diritto svizzero	Ancona Aosta Bari Bergamo Bologna Bolzano Brescia Catania Como Firenze Genova Lecce Milano Napoli Novara Padov Palermo Parma Perugia Pescara Roma Torino Treviso Trieste Varese Verona

Società per azioni

Capitale sociale

Euro 10.345.200,00 i.v.

Registro Imprese Milano e

Codice Fiscale N. 00709600159

R.E.A. Milano N. 512867

Partita IVA 00709600159

VAT number IT00709600159

Sede legale: Via Vittor Pisani, 25

20124 Milano MI ITALIA